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FOR ADDITIONAL INFORMATION CONTACT:
DAVID MARGULIES/JIM LAWRENCE
(214) 368-0909 (800) 710-5292 (PAGER)


                    THOMAS COCHILL NAMED TO AMERISERVE BOARD

     Addison, Texas (July 24, 2000) - Ameriserve Food Distribution, Inc., today announced the appointment of Thomas R. Cochill to its board of directors, effective July 15, 2000. "We are pleased to welcome Tom Cochill to our management team," said John V. Holten, chairman of the board. "His presence represents an excellent strategic fit, and we look forward to the benefits AmeriServe will gain from his experience and leadership capabilities."

     Cochill, of Scottsdale, Ariz., is a founding partner of Ingenium, LLC, an advisory group specializing in transition management.

     Since October 1999, Cochill has served on a three-member executive committee with top management responsibilities for The Grand Union Company, an operator of supermarkets, based in Wayne, N.J. He previously served as vice chairman of American Rice, Inc., of Houston, Texas, and as chairman of Quantegy, Inc., of Peachtree City, Ga.

     Previously, Cochill was president, CEO and chairman of Webcraft Technologies, Inc. and held management positions with a number of other companies including Dow Chemical and Procter & Gamble.


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     A graduate of the United States Naval Academy, Cochill did finance-related graduate work at Temple University.

     In addition to Holten and Cochill, directors include Ronald A. Rittenmeyer, AmeriServe president and chief executive officer; Gunnar E. Klintberg, Leif F. Onarheim, and Tom Vidar Rygh.

     AmeriServe, headquartered in Addison, Texas, a suburb of Dallas, is one of the nation's largest distributors specializing in chain restaurants, serving leading quick service systems such as KFC, Long John Silver's, Pizza Hut and Taco Bell.

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